AMENDMENT TO ADMINISTRATION AGREEMENT

JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND

AMENDMENT made as of this 11th day of September, 2012 to the Administration Agreement dated August 15, 1994, between John Hancock Bank and Thrift Opportunity Fund (the “Fund”) and John Hancock Advisers, LLC. In consideration of the mutual covenants contained herein, the parties agree as follows:

1. AMENDMENT TO SECTION 5

Section 5 of the Agreement is hereby amended as follows:

5. Compensation of the Administrator. For all services to be rendered, facilities furnished and expenses paid or assumed by you as herein provided, the Fund will pay you monthly a fee equal to 0.25% annually of the Fund’s average weekly gross assets. “Gross assets” of the Fund means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance of debt securities), (ii) the issuance of preferred shares or other similar preference securities, and/or (iii) any other means.

2. EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3. DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4. OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

John Hancock Bank and Thrift Opportunity Fund
By:	/s/ Salvatore Schiavone
Name: Salvatore Schiavone Title: Treasurer

John Hancock Advisers, LLC

By:	/s/ Jeff Long Name: Jeff Long
Title: Chief Financial Officer